EXHIBIT 99.1

Risk Factors

The risks and uncertainties described below are not the only risks we face.  Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations.  If any of the following risks actually occur, our financial condition and operating results could be materially adversely affected.

Our company has a history of operating losses

PLC Systems Inc. was founded in 1987.  We have incurred operating losses in every year of our existence except 1995.  We incurred net losses of $3,902,000 for the year ended December 31, 2001, $7,410,000 for the year ended December 31, 2000 and $6,555,000 for the year ended December 31, 1999. As of December 31, 2001, we had an accumulated deficit of $86,003,000.  We have not achieved profitability and expect to continue to incur net losses for at least the next year.  Moreover, although our business is not seasonal in nature, our revenues tend to vary significantly from fiscal quarter to fiscal quarter.

Our company is dependent on one principal product line

We develop and market one principal product line, which consists of two patented high-powered carbon dioxide laser systems known as the Heart Laser Systems and related disposables. Approximately 90% of our revenues in the years ended December 31, 2001 and December 31, 2000 were derived from the sales and service of our Heart Laser Systems and related disposables.

Our company is dependent on one principal customer

Pursuant to a distribution agreement with Edwards, Edwards is our exclusive distributor for our HL2 and TMR kits in the United States.  As a result of this relationship, Edwards accounted for 68% of our total revenue in the fiscal year ended December 31, 2001, and we expect Edwards to account for the majority of our revenue in the future.  If our relationship with Edwards does not progress or if Edwards’ sales and marketing strategies fail to generate sales of our HL2 and TMR kits in the future, our revenue will decrease significantly and our business, financial condition and results of operations will be seriously harmed.

Our company is dependent on certain suppliers

Some of the components for our laser systems, most notably the power supply, ECG card and certain optics and fabricated parts, are only available from one supplier, and we have no assurance that we will be able to source any of our sole-sourced components from additional suppliers. In the past, we have experienced delays in product delivery from our sole suppliers and, because we do not have an alternative supplier to produce these products for us, we have little leverage to enforce timely delivery. Any delay in product delivery or other interruption in supply from these suppliers could prevent us from meeting our commercial demands for the Heart Laser Systems, which could have a material adverse effect on our business, financial condition and results of operations.  Furthermore, we do not require significant quantities of any components because we produce a limited number of Heart Laser Systems each year.  Our low-quantity needs may not generate substantial revenue for our suppliers.  Therefore, it may be difficult for us to continue our relationships with our current suppliers or establish relationships with additional suppliers on commercially reasonable terms, if at all.

We have limited manufacturing experience building the HL2

We only began manufacturing the HL2 in 2001.  The HL2 is based on a different design than the HL1.  In order to achieve certain manufacturing cost savings, we have taken a more vertically integrated approach to the manufacture of the HL2 than we did with the HL1.  As a result, we may experience manufacturing difficulties, including but not limited to:

•                  shortages in component parts due to supplier manufacturing or procurement delays;

•                  supplier quality problems;

•                  lack of experienced technical personnel;

•                  low production yields; and

•                  changing processes and controls over the manufacturing procedures employed.

If we are unable to successfully manufacture the HL2 in a timely manner, we may lose customers and our business, financial condition and results of operations may be seriously harmed.

Our common stock may be delisted from AMEX

We are currently below certain of AMEX’s continued listing guidelines.  If we are unable to regain compliance with AMEX’s continued listing guidelines, our common stock could be delisted from AMEX.  If our common stock were delisted from AMEX, we could face a number of negative implications, including reduced liquidity in our common stock as a result of the loss of market efficiencies associated with AMEX and the loss of federal preemption of state securities laws, as well as the potential loss of confidence by investors, suppliers, customers and employees, fewer business development opportunities and greater difficulty in obtaining financing.

Our company may be unable to raise needed funds

As of December 31, 2001, we had cash and cash equivalents totaling $4,977,000. Based on our current operating plan, we anticipate that our existing capital resources should be sufficient to meet our working capital requirements through December 31, 2002. However, if our business does not progress in accordance with our current business plan, we may need to raise additional funds. We may not be able to raise additional capital upon satisfactory terms or at all, and our business, financial condition and results of operations could be materially and adversely affected. To the extent that we raise additional capital by issuing equity or convertible securities, ownership dilution to our stockholders will result.

In order to compete effectively, our Heart Laser Systems need to gain commercial acceptance

The Heart Laser Systems are designed for use in the treatment of coronary artery disease in a surgical laser procedure we pioneered known as transmyocardial revascularization. Transmyocardial revascularization is commonly referred to in our industry as “TMR.” TMR is a new technology that is only recently becoming known. Our products may never achieve widespread commercial acceptance. To be successful, we need to:

•                  demonstrate to the medical community in general, and to heart surgeons and cardiologists in particular, that TMR procedures and the Heart Laser Systems are effective, relatively safe and cost effective;

•                  support third-party efforts to document the medical processes by which TMR procedures relieve angina, if any;

•                  have more heart surgeons trained to perform TMR procedures using the Heart Laser Systems; and

•                  obtain widespread third-party reimbursement for the TMR procedure.

To date, only a limited number of heart surgeons have been trained and we are dependent on Edwards to expand TMR related marketing and training efforts in the United States.

Although the Heart Laser Systems have received FDA approval and the CE Mark, they have not yet received widespread commercial acceptance. If we are unable to maintain regulatory approvals or to achieve widespread commercial acceptance of the Heart Laser Systems, our business, financial condition and results of operations will be materially and adversely affected.

Results of long-term clinical studies may adversely affect our business

Patients have only been treated with the Heart Laser Systems since January 1990, and, as a result, there have been few long-term follow-up studies. If patients suffer harmful, long-term consequences from the Heart Laser Systems, our business, financial condition and results of operations will be materially and adversely affected.

Our business may be adversely affected by a clinical study, the results of which were released on October 20, 2000 at the Transcatheter Therapeutics Conference.  The clinical study, which used a Johnson & Johnson holmium PMR laser, demonstrated no significant differences in the clinical outcomes measured between patients receiving PMR therapy and patients in the control group.  The principal investigator of the clinical study concluded that the similar outcomes in patients in the treatment group and patients in the control group suggests a strong placebo effect, as opposed to any real therapeutic benefit from the PMR laser revascularization procedure.  Although we believe that there are distinct clinical differences and therapeutic outcomes between a surgical laser TMR procedure and an interventional laser PMR procedure, the negative publicity resulting from the clinical study with respect to all laser revascularization procedures, including our CO2 laser TMR approach, makes it more challenging for us to distinguish our surgical TMR from PMR, and our CO2 laser from holmium lasers.  If we or Edwards are unable to distinguish these procedures and therapies, the Heart Laser Systems may never gain broad commercial acceptance and, therefore, our business will be materially and adversely affected.

Rapid technological changes in our industry could make the Heart Laser Systems obsolete

Our industry is characterized by rapid technological change and intense competition. New technologies and products and new industry standards will develop at a rapid pace, which could make the Heart Laser Systems obsolete.  The advent of new devices and procedures and advances in new drugs and genetic engineering are especially threatening.  Our future success will depend upon our ability to develop and introduce product enhancements to address the needs of our customers.  Material delays in introducing product enhancements may cause customers to forego purchases of our product and purchase those of our competitors.

Many potential competitors have substantially greater financial resources and are in a better financial position to exploit marketing and research and development opportunities.  Our current competitor in the TMR market, CardioGenesis, uses a different type of laser (holmium) than we use in the Heart Laser Systems and we have no assurance that our laser will be able to gain more widespread market acceptance.

In addition, CardioGenesis is attempting to obtain FDA approval to market their PMR laser, which would provide a less invasive method of creating channels in the heart.  If PMR can be shown to be safe and effective and is approved by the FDA, it would eliminate the need in certain patients to make an incision in the chest, reducing costs and speeding recovery. PMR and other new technologies and methods may erode the potential TMR market, which could have a material adverse effect on our business, financial condition and results of operations.

We must receive and maintain government approval in order to market our product

General

The Heart Laser Systems and our manufacturing activities are subject to extensive, rigorous and changing federal and state regulation in the United States and to similar regulatory requirements in other major markets, including the European Union and Japan. To date, we have received regulatory approval in the United States and have the ability to market the Heart Laser Systems in the European Union (excluding France). We have not received regulatory approval in Japan. Without regulatory approval, we cannot market the Heart Laser Systems in Japan. Even if granted, regulations may significantly restrict the use of the Heart Laser Systems. The process of obtaining and maintaining required regulatory approval is lengthy, expensive and uncertain.

United States -- Although we have received FDA approval, the FDA has restricted the use of the Heart Laser Systems and could reverse its approval at any time

We received FDA approval to market the HL1 and HL2 for TMR procedures in August 1998 and January 2001, respectively. However, the FDA:

•                  has not allowed us to market the Heart Laser Systems to treat patients whose condition is amenable to conventional treatments, such as heart bypass surgery and angioplasty; and

•                  could reverse its ruling and prohibit use of the Heart Laser Systems at any time.

Europe — Although we have the ability to market our product in the European Union, individual members of the European Union could, and France has, prohibited commercial use of the Heart Laser Systems

We received the CE Mark from the European Union for the HL1 and HL2 in March 1995 and February 2001, respectively. However:

•                  the European Union could reverse its ruling and prohibit use of the Heart Laser Systems at any time;

•                  we cannot market the Heart Laser Systems in France; and

•                  other European Union countries could prohibit or restrict use of the Heart Laser Systems.

The French Ministry of Health instituted a commercial moratorium on TMR procedures in October 1997.  In its opinion, the procedure is considered to be experimental and should only be performed within the context of a clinical study.  There can be no assurance that this moratorium will be lifted on a timely basis or at all.

Asia  —  We cannot market our product in major Asian markets until we receive government approval

We believe that Japan represents the largest potential market for the Heart Laser Systems in Asia. Prior to marketing the Heart Laser Systems in Japan, we must receive approval from the Japanese government.  This approval requires a clinical study in Japan with at least 60 patients.  A study was completed in 1998 with the HL1.  Although the results of this study have been submitted to the Japanese government, we do not know whether the clinical study will be sufficient or when, if ever, we will receive approval to sell the HL1 in Japan.  In addition, it is unclear what impact the introduction of the HL2 into the U.S. and other international markets will have on our ability to market the HL1 in Japan.

We could incur substantial costs defending against possible legal claims in the future

We have been sued for alleged securities law violations in the past, and may be subject to similar claims or other claims in the future.  Between August 1997 and November 1997, we were named as defendant in 21 class action lawsuits alleging violations of federal securities laws because we failed to obtain a favorable FDA panel recommendation to market the HL1.  Nineteen of the claims were consolidated into a single action and some of the claims were dismissed in 1999.  All remaining claims were settled in February 2001.  The settlement of these claims did not have a material impact on our financial statements.  However, any future litigation or claims, whether or not valid, could result in substantial costs and diversion of resources with no assurance of success.

Asserting and defending intellectual property rights may impact our results of operations

In our industry, competitors often assert intellectual property infringement claims against one another. The success of our business depends on our ability to successfully defend our intellectual property. Future litigation may have a material impact on our financial condition even if we are successful in marketing the Heart Laser Systems. We may not be successful in defending or asserting our intellectual property rights.

An adverse outcome in any litigation or interference proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. In addition, a finding that any of our intellectual property is invalid could allow our competitors to more easily and cost-effectively compete with us. Thus, an unfavorable outcome in any patent litigation or interference proceeding could have a material adverse effect on our business, financial condition or results of operations.

The cost to us of any patent litigation or interference proceeding could be substantial. Uncertainties resulting from the initiation and continuation of patent litigation or interference proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and interference proceedings may also absorb significant management time.

We may be subject to product liability lawsuits; our insurance may not be sufficient to cover damages

We may be subject to product liability claims. The United States Supreme Court has stated that compliance with FDA regulations will not shield a company from common-law negligent design claims or manufacturing and labeling claims based on state rules. Such claims may absorb significant management time and could degrade the reputation of PLC and the marketability of the Heart Laser Systems. If product liability claims are made with respect to our products, we may need to recall the implicated product which could have a material adverse effect on our business, financial condition and results of operations. In addition, although we maintain product liability insurance, we cannot be sure that our insurance will be adequate to cover potential product liability lawsuits. Our insurance is expensive and in the future may not be available on acceptable terms, if at all. If a successful product liability claim or series of claims exceeded our insurance coverage, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks associated with international operations

A portion of our product sales are generated from operations outside of the United States. Establishing and expanding international sales can be expensive. Managing and overseeing foreign operations may be difficult and products may not receive market acceptance. Risks of doing business outside the U.S. include the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that our international business will grow or that any of the foregoing risks will not result in a material adverse effect on our business or results of operations.

Because we are incorporated in Canada, you may not be able to enforce judgments against us and our Canadian directors

Under Canadian law, you may not be able to enforce a judgment issued by courts in the United States against us or our Canadian directors. The status of the law in Canada is unclear as to whether a U.S. citizen can enforce a judgment from a U.S. court in Canada for violations of U.S. securities laws. A separate suit may need to be brought directly in Canada.

Antitakeover provisions may prevent you from realizing a premium return

Provisions of Canadian law could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. Specifically, Canadian law requires any person who makes a tender offer that would increase the person’s stock ownership to more than 20% of our outstanding common stock to make a tender offer for all of our common stock.  These provisions could prevent you from realizing the premium return that stockholders may realize in conjunction with corporate takeovers.

In addition, we have three classes of directors, with approximately one-third elected each year for a three-year term. These provisions may have the effect of delaying or preventing a corporate takeover or a change in our management.  This could adversely affect the market price of our common stock.

The market price of our stock may fall if other shareholders sell their stock

Certain current shareholders hold large amounts of our restricted stock, which they may be able to sell in the public market in the near future.  Sales of a substantial number of shares of our common stock within a short period of time could cause our stock price to fall.  In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

The value of your common stock may decrease if other security holders exercise their options and warrants

As shown in the table below, as of December 31, 2001, we have reserved an additional 7,487,173 shares of common stock for future issuance upon exercise of outstanding options, warrants and shares purchasable under an employee stock purchase plan.

	Range of Exercise/ Conversion Prices	Weighted Average Exercise/ Conversion Price	Shares Reserved for Future Issuance
Options	$.52 — $8.88	$2.47	4,047,710
Warrants	$1.00 — $27.81	$3.33	3,327,215
Employee Stock Purchase Plan	$.425 — $.51	$.45	112,248

Total			7,487,173

We may issue additional options and warrants in the future. If any of these securities are exercised, you may experience significant dilution in the market value of your common stock.

We have no intention to pay dividends

We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

Our actual results could differ materially from those anticipated in forward-looking statements

This annual report and information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements deal with our current plans and expectations and involve known and unknown risks and uncertainties.  Statements containing terms such as believes, does not believe, plans, expects, intends, estimates, anticipates and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

No forward-looking statement is a guarantee of future performance.  Our actual results could differ materially from those anticipated in these forward-looking statements.  We have identified a number of important factors, including the risk factors identified above, that could cause our actual results to differ materially from our forward-looking statements.  You should read these important factors as being applicable to all related forward-looking statements, wherever they appear in this annual report, in the materials referred to in this annual report, in the materials incorporated by reference into this annual report or in our press releases. You should not place undue reliance on any forward-looking statement.